Press Release

For Immediate Release NYSE Trading Symbol: UDR	Contact: Larry Thede Phone: 720.283.2450	Email: ir@udr.com Web: www.udr.com
UDR ANNOUNCES THIRD QUARTER 2007 RESULTS
RICHMOND, VA. (November 5, 2007) UDR, Inc. (NYSE:UDR):
•	Recorded quarterly FFO of $0.47, the highest in the Company’s history.

•	Achieved 8.5% same community net operating income growth, the best level of the year.

•	Realized 66.4% same community operating margin, the highest in over 10 years.

•	Reported 94.9% occupancy, the highest level in over a year.

•	Exited two markets, Denver and Atlanta, selling 2,310 homes for $181 million.

•	Hosted 1 million unique web visitors in the first nine months of 2007, reaching the million visitor milestone three months earlier than in 2006.
UDR, Inc. (NYSE: UDR) today reported Funds From Operations (“FFO”) of $68.7 million for the quarter ended September 30, 2007, an increase of 14% versus $60.2 million for the same period a year ago. The results produced FFO of $0.47 per share (diluted), compared to FFO of $0.41 per share (diluted) for the same period a year ago.
“Today we reported another quarter of strong results as evidenced by 14.6% growth in FFO per share and 8.5% growth in same community net operating income,” stated Thomas W. Toomey, President and Chief Executive Officer. “We registered our twelfth consecutive quarter of sequential same community revenue growth and our total income per occupied home grew to $971 per month. The strong same community results combined with significant progress in our $2.7 billion development and redevelopment programs confirm that we are executing our strategy and are on the right path to continue growing our net asset value.”
Company Vision and Growth Strategies
Earlier this year, the Company announced a new vision and growth strategies. The vision is to be the innovative multi-family real estate investment of choice. Four strategies were identified to guide decision making and accelerate growth. The strategies are to:

•	Strengthen our portfolio

•	Create value with RE3 and other income streams
•	Innovate with Operations 2.0

•	Source low cost capital

Progress on these strategies is described below and will be discussed during the Company’s November 6, 2007 conference call.

Portfolio Operating Performance and Same Community Results
Third Quarter 2007 vs. Third Quarter 2006

					Total Same
	Revenue	Expense	NOI	% of Total	Community
Region	Growth	Growth	Growth	Portfolio[a]	Homes[b]

Western	7.9%	0.1%	11.6%	31.8%	13,720
Mid-Atlantic	5.6%	0.3%	8.3%	27.1%	16,535
Southeastern	0.7%	-0.5%	1.4%	21.4%	13,774
Southwestern	5.0%	-2.2%	10.5%	16.4%	9,213
Midwestern	6.7%	-10.3%	18.5%	3.3%	2,974

Total	5.2%	-0.8%	8.5%	100.0%	56,216

a	Based on YTD 2007 NOI

b	During the third quarter, 56,216 apartment homes, or 82% of total apartment homes, were classified as same community. The Company defines same community as all multi-family communities owned and stabilized for at least one year as of the beginning of the most recent quarter.
Same Community Results
($ in thousands, except rents & fees and total income per occupied home)

	3rd Qtr '07	3rd Qtr '06	% Change
Rent and other income	$158,345	$151,394	4.6%
Concessions	1,904	2,598	-26.7%
Bad debt	1,068	1,086	-1.7%

Total income	155,373	147,710	5.2%
Expenses	52,133	52,567	-0.8%

Net operating income	103,240	95,143	8.5%

Total income per occupied home	$971	$925	5.0%
Rents & fees per occupied home	926	887	4.4%
Average physical occupancy	94.9%	94.7%	20 bps
Operating margin	66.4%	64.4%	200 bps
Resident credit loss, % of effective rent	0.7%	0.7%	0 bps
Comparing third quarter 2007 to third quarter 2006 on a same community basis, 90% of the mature markets generated positive revenue growth.

Same Community Results, Quarter/Sequential Quarter
($ in thousands, except rents & fees and total income per occupied home)

	3rd Qtr '07	2nd Qtr '07	% Change
Rent and other income	$158,345	$156,516	1.2%
Concessions	1,904	2,689	-29.2%
Bad debt	1,068	931	14.7%

Total income	155,373	152,896	1.6%
Expenses	52,133	52,801	-1.3%

Net operating income	103,240	100,095	3.1%

Total income per occupied home	$971	$958	1.4%
Rents & fees per occupied home	926	913	1.4%
Average physical occupancy	94.9%	94.6%	30 bps
Operating margin	66.4%	65.5%	90 bps
Resident credit loss, % of effective rent	0.7%	0.6%	10 bps
Comparing third quarter 2007 to second quarter 2007 on a same community basis, revenue increased by 1.6%, representing the twelfth consecutive quarter of sequential growth.
Strengthen our Portfolio
The Company is concentrating its apartment communities in markets where job growth expectations are above the national average, home affordability is low, and the demand/supply ratio for multi-family housing is favorable. Third quarter activity included:
•	Exiting Colorado and Georgia, selling 884 homes in two Denver communities and selling 1,426 homes in six Atlanta communities. The total sales price for the homes was $181 million, producing a gain of $72.9 million. At the time of sale, these communities were 96.8% occupied with average monthly rent of $743 per home. The Atlanta sale demonstrated the value creation of the Company’s kitchen and bath renovation program. The Company invested $4.4 million in the program, or an average of $8,765 per home, upgrading 35% of the homes over the past two years. These homes realized average monthly rent 13.7% higher than non-renovated homes. The Company estimates that the kitchen and bath program produced $10.8 million of additional sales proceeds, resulting in $6.4 million of value creation.
•	The acquisition of The Kensley Apartments, a gated community with 300-apartment homes in Jacksonville, Florida. The community was purchased for $34 million and is located in close proximity to an existing property, providing economies of scale. The homes average 913 square feet and generate average market rent of $920 per home. The community was completed in 2004.
The Company has finished redevelopment of four communities, representing complete renovation of 1,536 homes at an average incremental investment of $35,080 per home. Current quarter annualized net operating income at these communities is $10.9 million, up 58% from pre-renovated net operating income. The incremental pro forma return on the capital invested for renovations ranges between 8.5% and 11.5%.

Redevelopment activity is underway at eight additional communities at a budgeted cost of $138 million. Annualized third quarter net operating income at these communities was $10.0 million. The Company believes post-renovated stabilized annual net operating income at these communities will increase by 126% to a total of $22.6 million.
Create Value with RE 3 and Other Income Streams
In the first quarter of 2007, the Company established RE3 to focus on development, land entitlement and short-term hold investments.
In September, the Company added to its future development pipeline by purchasing property in the Dupont Circle neighborhood of Washington, D.C. for $30.5 million. The 40,000-square-foot site at 2400 14th Street, NW will be developed as a residential/retail property, including more than 250 apartment homes and approximately 16,000 square feet of retail space.
Development activity commenced in Addison, Texas where an assemblage of 100 acres was completed in the second quarter. The city of Addison has approved doubling the density to over 5,500 homes and zoning for 500,000 square feet of retail and office space. The Company anticipates that the development will be completed in conjunction with one or more institutional investors.
“Our development team continues to do an outstanding job of locating prime locations in targeted markets, following through on entitlements and zoning, and on executing our strategy of growing RE3,” stated W. Mark Wallis, Senior Executive Vice President. “We have built a $2.7 billion development and redevelopment pipeline that will deliver $400 to $500 million of homes annually for the next several years.”
Construction of 620 homes in three new communities representing an investment of $81.4 million will be complete by the end of 2007. Leasing at these new developments is meeting underwritten pro forma projections.
Gains on property sales contributed $0.07 to third quarter FFO. In September, RE3 sold a 400-home community in San Ramon, California for $100.5 million. The property was purchased by the Company for $90 million in June 2006. At the time of sale, occupancy was 96.5%.
“I’m extremely pleased with our sales execution during a volatile environment,” continued Wallis. “We realized proceeds of $281 million from the Atlanta, Denver and San Ramon sales. These funds are being reinvested in new developments and redevelopments in attractive growth markets.”
Innovate with Operations 2.0
The Company demonstrated progress implementing its new operating model, Operations 2.0, that is focused on growing operating income through automation and improving the ease of doing business with the Company.
In July, a redesigned web site was launched using new, customer-centric web technology. The new site improves the ease of doing business online through features such as click-to-chat, enhanced mapping, furniture arranger, additional pricing options and mobile web accessibility. In the first month following the launch, the Company experienced the highest unique visitor traffic in its history. Nearly 40% of third quarter leasing was done via the internet, up from 29% in the same period last year. These initiatives helped reduce customer acquisition costs by 37% versus last year.
This month the Company plans to launch a new Spanish-language site, marketing to Latino Americans, the nation’s fastest-growing ethnic group. The site will offer over 4,000 Spanish translated web pages and include apartments for rent search resources. It will be found at http://es.udr.com and will also be found on any web-enabled mobile device.
Source Low Cost Capital
The Company’s fourth strategy is to leverage operating, financial and investment platforms to attract low cost capital alternatives.
In July, the Company amended its existing $500 million unsecured revolving credit facility increasing it to $600 million and extending its maturity to July 2012. Under certain circumstances, the Company may increase the facility to $750 million. Based on current credit ratings, the credit facility carries an interest rate equal to LIBOR plus a spread of 47.5 basis points, which represents a 10 basis point reduction to the previous unsecured revolver.
In November, the Company established a $650 million joint venture with a large domestic institutional partner. The venture will own a portfolio of 3,690 stabilized homes located in nine multi-family communities in Austin, Dallas and Houston, Texas and another 320 homes currently under development in Dallas. In addition to this $350 million initial pool of assets, the joint venture contains a $300 million expansion feature for future acquisitions. At closing the venture secured a $232 million, seven year, interest only, 5.61% non-recourse mortgage on the properties and a $22 million six year, interest only, 5.55% non-recourse mortgage to be funded upon completion of the homes under development. The Company realized proceeds of approximately $330 million for the properties and the Company retained a 20% interest in the venture. In addition to the upfront proceeds, the Company has the opportunity for future proceeds after certain IRR hurdles are achieved.
Earnings Guidance
The Company believes that financial results for 2007 will be affected by international, national and regional economic trends and events, credit market volatility, the acquisition and/or disposition of apartment communities, portfolio repositioning, financing activities, and other factors. The Company believes the current street consensus estimate of $0.50 FFO per share for the fourth quarter of 2007 is reasonable assuming a contribution of $0.07 to $0.08 in FFO per share in gains on sales in its RE3 subsidiary. While the Company is currently negotiating several sales transactions, there can be no assurance that these transactions will close in the fourth quarter and that the gains will occur. All guidance is based on the current expectations and judgment of the Company’s management team.
Supplemental Information
The Company offers Supplemental Information that provides details regarding the financial position and operating results of the Company. This Supplemental Information is available on the Company’s website at:
http://www.udr.com/resources/files/Investor_Relations/3Q2007.pdf

Conference Call Information
Date: November 6, 2007
Time: 1:00 p.m. Eastern Time
To Participate in the Telephone Conference Call:
Domestic: 800-218-0204
International: 303-262-2075
If you have any questions, please contact:
Gloria Price: 720-283-6132
E-mail: gprice@udr.com
Conference Call Playback can be accessed through November 13, 2007:
Domestic: 800-405-2236
International: 303-590-3000
Passcode: 11098224#
Webcast and Podcast:
The conference call will also be available on UDR’s website at www.udr.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay and downloadable podcast of the call will also be available for 90 days on UDR’s website.
About UDR, Inc.
UDR, Inc. (NYSE:UDR) is a leading multi-family real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of September 30, 2007, UDR owned 68,617 apartment homes and had 6,491 homes under development and another 1,108 homes under contract for development in its pre-sale program. For over 30 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. An S&P 400 company, UDR is the third largest apartment REIT in the nation. Additional information can be found on the Company’s website at www.udr.com.
Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multi-family housing, expectations concerning redevelopment activities, expectations on occupancy levels, expectations concerning the Texas joint venture, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, exceptions on annualized net operating income, and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Attachment 1
UDR
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share amounts	2007	2006	2007	2006

Rental income	$183,065	$170,393	$534,994	$497,490

Rental expenses:
Real estate taxes and insurance	21,130	19,188	63,718	60,191
Personnel	16,593	16,311	50,525	48,048
Utilities	10,519	9,597	29,757	28,642
Repair and maintenance	10,881	10,839	30,649	29,303
Administrative and marketing	5,087	5,190	14,770	15,122
Property management	5,212	5,126	15,359	15,211
Other operating expenses	321	308	946	907

	69,743	66,559	205,724	197,424

Non-property income:
Sale of technology investment	—	796	—	796
Other income	372	451	1,546	2,352

	372	1,247	1,546	3,148

Other expenses:
Real estate depreciation and amortization	64,831	57,471	189,487	164,738
Interest	46,110	47,068	133,075	137,969
General and administrative	8,720	7,381	28,150	20,981
Other depreciation and amortization	831	816	2,584	2,203

	120,492	112,736	353,296	325,891

Loss before minority interests and discontinued operations	(6,798)	(7,655)	(22,480)	(22,677)
Minority interests of outside partnerships	(45)	(33)	(111)	(87)
Minority interests of unitholders in operating partnerships	587	795	1,946	2,179

Loss before discontinued operations, net of minority interests	(6,256)	(6,893)	(20,645)	(20,585)
Income from discontinued operations, net of minority interests (A)	85,085	66,245	138,003	124,130

Net income	78,829	59,352	117,358	103,545
Distributions to preferred stockholders — Series B	—	(2,911)	(4,819)	(8,733)
Distributions to preferred stockholders — Series E (Convertible)	(931)	(931)	(2,794)	(2,794)
Distributions to preferred stockholders — Series G	(2,328)	—	(3,113)	—
Premium on preferred stock repurchases	—	—	(2,261)	—

Net income available to common stockholders	$75,570	$55,510	$104,371	$92,018

Earnings per weighted average common share — basic and diluted:
Loss from continuing operations available to common stockholders, net of minority interests	($0.07)	($0.08)	($0.25)	($0.24)
Income from discontinued operations, net of minority interests	$0.63	$0.50	$1.03	$0.93
Net income available to common stockholders	$0.56	$0.42	$0.78	$0.69

Common distributions declared per share	$0.3300	$0.3125	$0.9900	$0.9375

Weighted average number of common shares outstanding — basic	133,854	133,712	134,362	133,660
Weighted average number of common shares outstanding — diluted	133,854	133,712	134,362	133,660

(A)	Discontinued operations represents all properties sold since January 1, 2005 and properties that are currently classified as held for disposition at September 30, 2007. Gains on sales are included in discontinued operations.

Attachment 2
UDR
Funds From Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share amounts	2007	2006	2007	2006

Net income	$78,829	$59,352	$117,358	$103,545

Continuing Operations:
Distributions to preferred stockholders	(3,259)	(3,842)	(10,726)	(11,527)
Real estate depreciation and amortization	64,831	57,471	189,487	164,738
Minority interests of unitholders in operating partnerships	(587)	(795)	(1,946)	(2,179)
Contribution of unconsolidated joint ventures	3	—	306	—

Discontinued Operations:
Real estate depreciation	(41)	4,379	3,779	14,824
Minority interests	4,914	4,303	7,970	8,064
Net gains on the sale of land and depreciable property	(86,804)	(65,669)	(137,256)	(114,497)
RE3 gain on sales, net of taxes	9,872	4,105	21,038	19,109

Funds from operations (“FFO”) — basic	$67,758	$59,304	$190,010	$182,077

Distribution to preferred stockholders — Series E (Convertible)	931	931	2,794	2,794

Funds from operations — diluted	$68,689	$60,235	$192,804	$184,871

Weighted average number of common shares and OP Units outstanding — basic	141,311	142,437	142,167	142,400
Weighted average number of common shares, OP Units, and common stock equivalents outstanding — diluted	146,502	148,104	147,592	147,896

FFO per common share — basic	$0.48	$0.42	$1.34	$1.28

FFO per common share — diluted	$0.47	$0.41	$1.31	$1.25

FFO is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, premiums or original issuance costs associated with preferred stock redemptions, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.
RE3 gain on sales, net of taxes, is defined as net sales proceeds less a tax provision and the gross investment basis of the asset before accumulated depreciation. We consider FFO with RE3 gain on sales, net of taxes, to be a meaningful supplemental measure of performance because the short-term use of funds produce profits which differ from the traditional long-term investment in real estate for REITs.

Attachment 3
UDR
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
In thousands, except share and per share amounts	2007	2006

ASSETS

Real estate owned:
Real estate held for investment	$5,536,554	$5,233,714
Less: accumulated depreciation	(1,368,335)	(1,183,632)

	4,168,219	4,050,082

Real estate under development (net of accumulated depreciation of $721 and $527)	320,898	203,786
Real estate held for disposition (net of accumulated depreciation of $9,936 and $69,568)	41,298	312,527

Total real estate owned, net of accumulated depreciation	4,530,415	4,566,395
Cash and cash equivalents	2,353	2,143
Restricted cash	5,883	5,602
Deferred financing costs, net	37,788	35,160
Notes receivable	6,500	10,500
Investment in unconsolidated joint ventures	28,431	5,850
Other assets	54,870	37,004
Other assets — real estate held for disposition	8,358	13,221

Total assets	$4,674,598	$4,675,875

LIABILITIES AND STOCKHOLDERS’ EQUITY

Secured debt	$1,213,129	$1,182,919
Unsecured debt	2,225,498	2,155,866
Real estate taxes payable	40,449	24,592
Accrued interest payable	28,651	34,347
Security deposits and prepaid rent	29,471	24,357
Distributions payable	49,705	46,936
Accounts payable, accrued expenses, and other liabilities	39,040	55,037
Other liabilities — real estate held for disposition	1,702	7,733

Total liabilities	3,627,645	3,531,787

Minority interests	59,247	88,833

Stockholders’ equity
Preferred stock, no par value; 50,000,000 shares authorized
0 shares of 8.60% Series B Cumulative Redeemable issued and outstanding (5,416,009 shares at December 31, 2006)	—	135,400
2,803,812 shares of 8.00% Series E Cumulative Convertible issued and outstanding (2,803,812 shares at December 31, 2006)	46,571	46,571
5,400,000 shares of 6.75% Series G Cumulative Redeemable issued and outstanding (0 shares at December 31, 2006)	135,000	—
Common stock, $0.01 par value; 250,000,000 shares authorized
134,328,648 shares issued and outstanding (135,029,126 shares at December 31, 2006)	1,343	1,350
Additional paid-in capital	1,644,905	1,682,809
Distributions in excess of net income	(840,113)	(810,875)

Total stockholders’ equity	987,706	1,055,255

Total liabilities and stockholders’ equity	$4,674,598	$4,675,875